Exhibit 5.1

Tuesday, March 24, 2026

RE:	VenHub Global, Inc. Registration Statement on Form S-1

To Whom It May Concern:

I have been retained by VenHub Global, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement (the “Registration Statement”), on Form S-1 and all amendments thereto to be filed by the Company with the U.S. Securities and Exchange Commission relating to the resale of up to 15,559,329 shares of common stock of the Company by those stockholders identified therein, or their permitted transferees (the “Registered Stockholders”) in connection with the Company’s direct listing on the Nasdaq Global Market (the “Offering”). You have requested that I render my opinion as to whether or not the securities issued and addressed in the Registration Statement, when sold in the manner referred to in the Registration Statement, will be legally issued, fully paid, and non-assessable. Specifically, this opinion covers 16,485,000 shares sold by the Registered Stockholders in connection with the Offering, which include 8,400,000 shares of common stock as well 8,085,000 shares of common stock underlying certain warrants. In connection with the request, I have examined the following:

1.	Certificate of Incorporation of VenHub Global, Inc.

2.	Designations of Series A and B Preferred Stock of VenHub Global, Inc., as amended, and the drafted Series C Preferred Stock Designation of VenHub Global, Inc., to be filed upon effectiveness of the Offering;

3.	The Bylaws of VenHub Global, Inc.;

4.	Current shareholder lists for all classes of stock for VenHub Global, Inc.;

5.	The Securities Purchase Agreements and Warrants described therein;

6.	The Registration Statement and all amendments thereto; and

7.	Unanimous consent resolutions of the Company’s Boards of Directors, as they relate to private placements, issuances, and the Registration Statement;

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof, and I have made no independent verification of the factual matters as set forth in such documents or certificates. In addition, I have made such other examinations of law and fact as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

On the basis of such examination, we are of the opinion that:

1.	The Offering has been duly authorized by all necessary corporate action of the Company, and the Company has sufficient shares authorized and unencumbered to fulfill the underlying offering.

2.	The Offering constitutes valid and binding obligations of the Company enforceable against the Company according with the terms described therein.

3.	When issued and sold by the Registered Stockholders against payment therefor pursuant to the terms of the Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable.

4.	VenHub Global, Inc. has approximately 2,812785 shareholders holding 84,878,857 shares of common stock, no shareholders holding of Series A preferred stock, approximately 2,811 shareholders holding 671,072 shares of Series B preferred stock validly issued, and 1 shareholder holding 100,000 shares of Series C preferred stock, fully paid and non-assessable.

This opinion is based on Nevada general corporate law, including statutory provisions, applicable provisions of the state Delaware constitution and reported judicial decisions interpreting those laws. I express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

The opinions set forth herein are subject to the following qualifications: (a) I have made no independent verification of the factual matters as set forth in the documents or certificates reviewed, and (b) the opinions set forth herein are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Sincerely,

/s/ William Robinson Eilers
William Robinson Eilers, Esq.